Exhibit 99.1

Sonim Reports 25% Sequential Increase in Revenue, Continues Advancement into New Addressable Markets

Advancing 13 Carrier Awards Toward Launch Dates Commencing in Summer 2024

Entry Into New Product Markets and Europe Drive 2024 Growth Opportunities

Expanding Portfolio and Carrier Awards Boost Company’s Addressable Market from $400M to $52B*

San Diego, California – May 14, 2024 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading provider of mobility solutions that include ultra-rugged and rugged phones, connected devices, consumer durable mobile devices, and accessories designed to provide extra protection for users that demand more durability in their work and everyday lives, reported financial results for the quarter ended March 31, 2024.

First Quarter 2024 and Recent Highlights

●	Net revenues increased by 25% sequentially, to $16.8 million
●	GAAP net loss for the quarter was $2.9 million, compared to net loss of $1.4 million in the fourth quarter 2023 due to sales product mix.
●	Adjusted EBITDA† was negative $1.6 million, compared to $0.2 million for the fourth quarter 2023
●	Secured awards with every tier-one carrier in the United States and Canada for Sonim’s next-generation rugged smartphone
●	Advanced 13 carrier awards toward launch dates starting in the summer of 2024, including awards supporting Sonim’s entry into large new adjacent markets
●	Significantly advanced Sonim’s European market entry plans by expanding the European market team with key hires, commencing carrier qualification of Sonim’s devices, engaging with potential customers, and establishing local distribution channels
●	Ended the quarter with cash and cash equivalents totaling $9.3 million, accounts receivable of $13.3 million, and inventory valued at $4.8 million
●	Raised $3.85 million in an equity transaction with each unit priced 126% above the closing price of the Company’s common stock on April 26, 2024

Peter Liu, Sonim’s Chief Executive Officer, said: “The first quarter demonstrated a 25% sequential improvement in revenue and significant progress on our design awards and global market expansion plans that will drive sales growth in 2024 and beyond. We have now secured design awards for our next generation rugged smartphone with every tier-one carrier in both the United States and Canada, two of the largest markets in the world. We expect the first of our new adjacent market product awards to begin commercial launch this summer as we dramatically expand Sonim’s addressable market from a legacy rugged market of approximately $400 million to a diverse global market valued at more than $50 billion annually.

* Sources: QY Research, Industry Today; Insight Partners; GSA; Ericsson; Internal Estimates based on Market Pricing; Statista & Bank My Cell; North America + Europe Android Smartphone estimate valuation (Not including Samsung or Apple)

† Non-GAAP financial measure. An explanation and reconciliation of non-GAAP financial measures are presented at the end of this press release.

“We also continue to target additional design awards to further our growth opportunities with tier-one carriers on a global basis. We are quickly moving forward on our strategy to enter new targeted global territories where Sonim has not previously competed. Our entry into the robust European market has accelerated after a large provider of rugged devices ceased production, creating an immediate opportunity for Sonim to qualify its devices, take over key distribution channels and begin customer engagements. Our expanded team in Europe is moving quickly on all of these fronts as customers look for replacement solutions such as those Sonim provides.”

First Quarter 2024 Financial Results

Revenue for the first quarter of 2024 was $16.8 million, increased from $13.4 million in the fourth quarter of 2023. Revenue reflected continued sales of the Company’s differentiated rugged devices and the addition of white label smartphone revenues, replacing revenues from a white label tablet that reached end of life late in 2023. The Company expects further revenue growth starting in the second half of 2024 as it has secured more than a dozen new rugged phone and connectivity device awards from major carriers, which it expects to begin launching over the summer.

Gross profit for the first quarter of 2024, was $2.9 million, or 17% of revenues, compared with fourth quarter of 2023 gross profit of $5.1 million, or 38% of revenues. Gross profit margins reflected an increase in lower margin white label revenue and a decrease in higher margin phone revenue.

Operating expenses for the first quarter of 2024 were $5.6 million, declining from $6.4 million in the fourth quarter of 2023. The 2024 first quarter included R&D expenses for Sonim’s new hotspots, rugged phones and consumer phone, but under a more cost-efficient product development strategy than in prior years. Sales and marketing expenses increased as the Company began investment to support the launch of the Company’s new connected solutions and international strategies in Australia, Europe, the Middle East and Africa.

Net loss in the first quarter of 2024 was $2.9 million, compared with a net loss of $1.4 million in the fourth quarter of 2023. Adjusted EBITDA† was negative $1.6 million for the first quarter of 2024, compared to $0.2 million for the fourth quarter of 2023.

“We are well positioned to secure new sales growth opportunities through upcoming carrier launches of our new connected devices and rugged mobile phones. We recently raised incremental capital on above market terms to accelerate these efforts, in particular our strategic investment to enter the large European market where Sonim can replace a previous competitor who is no longer manufacturing devices,” said Clay Crolius, Chief Financial Officer of Sonim.

Balance Sheet and Working Capital

Sonim ended the first quarter 2024 with $9.3 million in cash and equivalents and remained essentially debt free. Trade accounts receivable was $13.3 million and inventory was $4.8 million.

Subsequent to the quarter end, on April 29, 2024, the Company announced a $3.85 million equity capital transaction of stock and warrants with a single investor. The transaction was priced above market at $1.10 per unit, which includes of one share of common stock and one warrant. The transaction proceeds will further Sonim’s growth strategies with both new products and new geographies, underway now.

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About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged, rugged and consumer durable mobile devices, including phones, wireless internet data devices, tablets and accessories designed to provide extra protection for users that demand more durability in their work and everyday lives. We currently sell our ruggedized mobility solutions to several of the largest wireless carriers in the United States—including AT&T, T-Mobile and Verizon—as well as the three largest wireless carriers in Canada-Bell, Rogers and TELUS Mobility. Our ruggedized phones and accessories are also sold through distributors in North America and Europe. Sonim devices and accessories connect users with voice, data, workflow and lifestyle applications that enhance the user experience while providing an extra level of protection. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the projected revenue growth, the declaring and reaffirming of Sonim’s business strategy and objectives, the timing of the availability of the new products, the successful expansion of Sonim’s products in new markets, the impact of certain events on Sonim’s business, and Sonim’s ability to grow and to capitalize the market opportunity. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Sonim, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “achieve,” “aim,” “ambitions,” “anticipate,” “believe,” “committed,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goals,” “grow,” “guidance,” “intend,” “likely,” “may,” “milestone,” “objective,” “on track,” “opportunity,” “outlook,” “pending,” “plan,” “position,” “possible,” “potential,” “predict,” “progress,” “promises,” “roadmap,” “seek,” “should,” “strive,” “targets,” “to be,” “upcoming,” “will,” “would,” and variations of such words and similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include, but are not limited to, the following: the availability of cash on hand; potential material delays in realizing projected timelines; Sonim’s material dependence on its relationship with a small number of customers who account for a significant portion of Sonim’s revenue; Sonim’s entry into the data device sector could divert our management team’s attention from existing products; risks related to Sonim’s ability to comply with the continued listing standards of the Nasdaq Stock Market and the potential delisting of Sonim’s common stock; Sonim’s ability to continue to develop solutions to address user needs effectively, including its next-generation products; Sonim’s reliance on third-party contract manufacturers and partners; Sonim’s ability to stay ahead of the competition; Sonim’s ongoing transformation of its business; the variation of Sonim’s quarterly results; the lengthy customization and certification processes for Sonim’s wireless carries customers; various economic, political, environmental, social, and market events beyond Sonim’s control, as well as the other risk factors described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Investor Contact

Matt Kreps

Darrow Associates Investor Relations

mkreps@darrowir.com

M: 214-597-8200

Media Contact

Anette Gaven

Sonim Technologies

M: 619-993-3058

pr@sonimtech.com

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SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2024 AND DECEMBER 31, 2023 (UNAUDITED)

(IN THOUSANDS EXCEPT SHARE AND

PER SHARE AMOUNTS)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$9,252	$9,397
Accounts receivable, net	13,337	25,304
Non-trade receivable	564	961
Inventory	4,823	6,517
Prepaid expenses and other current assets	1,561	1,608
Total current assets	29,537	43,787
Property and equipment, net	102	71
Right-of-use assets	—	55
Contract fulfillment assets	9,611	9,232
Other assets	3,135	2,898
Total assets	$42,385	$56,043
Liabilities and stockholders’ equity
Accounts payable	$9,079	$19,847
Accrued liabilities	11,884	12,233
Current portion of lease liability	—	55
Deferred revenue	12	12
Total current liabilities	20,975	32,147
Income tax payable	1,571	1,528
Total liabilities	22,546	33,675
Commitments and contingencies (Note 8)
Stockholders’ equity
Common stock, $0.001 par value per share; 100,000,000 shares authorized: and 43,206,083 and 43,081,083 shares issued and outstanding at March 31, 2024, and December 31, 2023, respectively	43	43
Preferred stock, $0.001 par value per share, 5,000,000 shares authorized, and no shares issued and outstanding at March 31, 2024, and December 31, 2023, respectively	—	—
Additional paid-in capital	272,662	272,285
Accumulated deficit	(252,866)	(249,960)
Total stockholders’ equity	19,839	22,368
Total liabilities and stockholders’ equity	$42,385	$56,043

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SONIM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended
	March 31,
	2024	2023
Net revenues	$16,776	$25,801
Cost of revenues	13,874	21,626
Gross profit	2,902	4,175
Operating expenses:
Research and development	456	105
Sales and marketing	2,492	1,757
General and administrative	2,643	1,980
Total operating expenses	5,591	3,842
Net income (loss) from operations	(2,689)	333
Other income (expense), net	(92)	7
Net income (loss) before income taxes	(2,781)	340
Income tax expense	(125)	(113)
Net income (loss)	$(2,906)	$227
Net income (loss) per share:
Basic	$(0.07)	$0.01
Diluted	$(0.07)	$0.01
Weighted–average shares used in computing net income (loss) per share:
Basic	43,193,720	40,907,047
Diluted	43,193,720	41,095,901

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with U.S. GAAP, we believe the following non-GAAP and operational measures are useful in evaluating our performance-related metrics and present them as a supplemental measure of our performance.

Adjusted EBITDA

We define Adjusted EBITDA as net loss adjusted to exclude the impact of stock-based compensation expense, depreciation and amortization, interest expense, and income taxes. Adjusted EBITDA is a useful financial metric in assessing our operating performance from period to period by excluding certain items that we believe are not representative of our core business, such as certain material non-cash items and other adjustments, such as stock-based compensation.

We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations for various reasons, including: non-cash equity grants made to employees at a certain price do not necessarily reflect the performance of our business at such time, and as such, stock-based compensation expense is not a key measure of our operating performance; and non-cash depreciation and amortization are not considered a key measure of our operating performance. We use Adjusted EBITDA: as a measure of operating performance; for planning purposes, including the preparation of budgets and forecasts; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; in communications with our board of directors concerning our financial performance; and as a consideration in determining compensation for certain key employees.

Adjusted EBITDA has limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include: it does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments; it does not reflect changes in, or cash requirements for, working capital needs; it does not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments; and other companies in our industry may define and/or calculate this metric differently than we do, limiting its usefulness as a comparative measure.

Set forth below is a reconciliation from net loss to Adjusted EBITDA for the respective periods (in thousands):

	Three Months Ended
	March 31, 2024	December 31, 2023
Net loss	$(2,906)	$(1,353)
Depreciation and amortization	880	956
Stock-based compensation	324	458
Interest expense	—	4
Income taxes	125	93
Adjusted EBITDA	$(1,577)	$158

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